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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

 Symyx Technologies Announces Presentation at J.P. Morgan Healthcare Conference


SANTA CLARA, CALIFORNIA, JANUARY 15, 2004 - Symyx Technologies, Inc. (Nasdaq:
SMMX) announced today that Steven Goldby, chairman and chief executive officer, will present an overview of the company to the investment community at the 22nd Annual JPMorgan Healthcare Conference. The presentation is scheduled to begin at 12:00 pm (PST) on January 15, 2004, at the Westin St. Francis Hotel in San Francisco. The presentation will be webcast live by JPMorgan at http://equityconferences.jpmorgan.com/ and will be archived for three months.

Mr. Goldby will discuss Symyx's businesses and technologies, and provide an update on the product pipeline and the financial outlook for 2004. Symyx currently has one commercialized material, 12 development candidates and 12 emerging development candidates. Recent changes to the development candidates include the deletion of a polymer to speed DNA separation licensed to the Applied Biosystems Group and the addition of a tuning fork sensor licensed and in development for use in oil exploration. Mr. Goldby will discuss targeted commercialization timelines of materials in development, including the projected commercialization of a Symyx discovered catalyst by the Dow Chemical Company in the fourth quarter of this year.

Mr. Goldby will also reaffirm the company's previously stated 2004 revenue guidance of $85-$100 million, including approximately $60 million in revenue currently under contract. During the year Symyx will provide research services, Discovery Tools deliveries and licenses to it customers, including under the broad 5-year alliance with ExxonMobil that commenced mid-2003, and will continue to invest for the future, including efforts to expand commercialization of Symyx's sensor technologies and software, to push forward ongoing innovation of Symyx's high-throughput technologies, and to grow and protect its broad portfolio of intellectual property. As a result, Symyx forecasts 2004 income from operations of $8-18 million, generating operating income as a percent of revenue of 10-18%. Symyx expects total revenue for the first


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quarter of 2004 to grow to $18-$20 million, with operating income of approximately $1 million and earnings per diluted share of $0.03-$0.04.

Symyx's intellectual property portfolio has grown to include more than 160 issued patents and more than 400 patent applications on file worldwide, covering methodology, composition of matter, instrumentation and software.

Symyx develops and applies high-throughput experimentation to the discovery of innovative materials for the chemical, life science, electronics, consumer goods, and automotive industries. Symyx works with companies seeking to transform their search for better products and processes through research collaborations, Discovery Tools(R) sales, and license of materials, intellectual property, and software. Information about Symyx, including reports and other information filed by the Company with the Securities and Exchange Commission, is available at www.symyx.com.

Certain statements in this press release are forward-looking and involve risks and uncertainties. These may be identified by the use of forward-looking words or phrases such as "believe", "expect", "intend", "anticipate", "should", "planned", "forecast", "estimated", and "potential", among others. These forward-looking statements are based on Symyx's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Symyx notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Symyx's businesses include but are not limited to (1) market acceptance of Symyx's products and services; (2) uncertainties relating to the pace, quality or number of discoveries of new materials; (3) the dependence on collaborators to continue relationships and to successfully commercialize products; (4) uncertainties of patent protection and litigation; (5) future growth strategy; (6) general economic conditions in the United States and in major European and Asian markets; (7) exposure to risks associated with export sales and operations; (8) natural disasters, power failures and other disasters;
(9) and other factors that might be described from time to time


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in Symyx's filings with the Securities and Exchange Commission, including
Symyx's Form 10-K annual report for 2002 and subsequently filed Form 10-Q quarterly reports.

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FOR MORE INFORMATION:
Jeryl L. Hilleman
Senior Vice President &
Chief Financial Officer
Symyx Technologies, Inc.
(408) 773-4000
ir@symyx.com


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